Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BELLICUM PHARMACEUTICALS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Bellicum Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Bellicum Pharmaceuticals, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on July 14, 2004.

2. That the Board (as defined below) duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation, as amended, of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefore, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Bellicum Pharmaceuticals, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is: 1209 Orange Street, in the City of Wilmington, Delaware, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 65,000,000, consisting of (i) 37,500,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”) and (ii) 27,500,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), of which 2,600,000 shares have been designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 8,200,000 shares have been designated Series B 6% Cumulative Convertible Participating Preferred Stock (the “Series B Preferred Stock”) and 16,700,000 shares have been designated Series C Convertible Preferred Stock (the “Series C Preferred Stock”).

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The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Third Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are solely entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Third Amended and Restated Certificate of Incorporation or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Third Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B. PREFERRED STOCK

Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein.

C. SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK

The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have the following respective rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part C of this Article Fourth refer to sections and subsections of Part C of this Article Fourth.

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1. Dividends.

1.1 Subject to Section 1.2 below, the holders of Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board of Directors of the Corporation (the “Board”) and shall be non-cumulative.

1.2 Subject to the terms set forth in this Section 1.2, in preference to the holders of any other class or series of capital stock, the holders of Series B Preferred Stock shall be entitled to receive an annual dividend, payable quarterly, if, as and when declared, and if not paid, accrued, equal to six percent (6%) of the Series B Original Issue Price. This dividend (the “Accrued Dividend”) shall be cumulative and shall accrue on each share of Series B Preferred Stock during the period commencing on the date of original issuance of such share and ending on the date of filing of this Third Amended and Restated Certificate of Incorporation (the “Filing Date”), but shall not be compounded. In the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock, the amount of the per share Accrued Dividend shall be adjusted so that each holder of the Series B Preferred Stock receives a dividend on any securities received as a result of such recapitalization in an amount equal to the Accrued Dividend, times the number of shares of Series B Preferred Stock held by such holder immediately prior to such recapitalization.

1.3 The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than the Accrued Dividend) unless (in addition to the obtaining of any consents required elsewhere in this Third Amended and Restated Certificate of Incorporation) (a) all Accrued Dividends payable on the Series B Preferred Stock have been fully paid, (b) all dividends set forth in Section 1.1 above on the Preferred Stock have been paid or declared and set apart, and (c) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the greater of (i) in the case of a dividend on any class of Common Stock or any class or series that is convertible into any class of Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into the applicable class of Common Stock at the then-applicable Conversion Price (as defined below) and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock at the then-applicable Conversion Price, in each case calculated on the record date for determination of holders entitled to receive such dividend and (ii) in the case of a dividend on any class or series that is not convertible into any class of Common Stock, at a rate per share of the applicable series of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such class or series) and (B) multiplying such fraction by an amount equal to the respective Original Issue Price; provided, however, that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1.3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.

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1.4 The “Series A Original Issue Price” shall mean $3.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

1.5 The “Series B Original Issue Price” shall mean $4.625 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

1.6 The “Series C Original Issue Price” shall mean $5.45 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Preferred Stock.

2.1.1 Preferential Payments to Holders of Series C Preferred Stock. In the event of any Deemed Liquidation Event (as hereinafter defined) or any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (on a pari passu basis with the holders of any series of Preferred Stock ranking on liquidation on a parity with the Series C Preferred Stock), and before any payment shall be made to the holders of any class of Common Stock, the Series A Preferred Stock, the Series B Preferred Stock or any other class or series of capital stock ranking on liquidation junior to the Series C Preferred Stock by reason of their ownership thereof, an amount per share equal to the Series C Original Issue Price, plus any dividends declared but unpaid thereon (the “Series C Liquidation Amount”). If upon any such Deemed Liquidation Event, liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock and any other series of Preferred Stock ranking on liquidation on a parity with the Series C Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.1, the holders of shares of Series C Preferred Stock and any other series of Preferred Stock ranking on liquidation on a parity with the Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full

2.1.2 Preferential Payments to Holders of Series B Preferred Stock. In the event of any Deemed Liquidation Event (as hereinafter defined) or any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, following the preferential payments to the holders of Series C Preferred Stock described in Subsection 2.1.1, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets

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of the Corporation available for distribution to its stockholders (on a pari passu basis with the holders of any series of Preferred Stock ranking on liquidation on a parity with the Series B Preferred Stock), and before any payment shall be made to the holders of any class of Common Stock, the Series A Preferred Stock, or any other class or series of capital stock ranking on liquidation junior to the Series B Preferred Stock by reason of their ownership thereof, an amount per share equal to the Series B Original Issue Price, plus any dividends accrued or declared but unpaid thereon (the “Series B Liquidation Amount”). If upon any such Deemed Liquidation Event, liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock and any other series of Preferred Stock ranking on liquidation on a parity with the Series B Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.2, the holders of shares of Series B Preferred Stock and any other series of Preferred Stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.1.3 Preferential Payments to Holders of Series A Preferred Stock. In the event of any Deemed Liquidation Event or any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, following the preferential payments to the holders of Series C Preferred Stock in Subsection 2.1.1 and the holders of Series B Preferred Stock described in Subsection 2.1.2, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (on a pari passu basis with the holders of any series of Preferred Stock ranking on liquidation on a parity with the Series A Preferred Stock), and before any payment shall be made to the holders of any class of Common Stock, or any other class or series of capital stock ranking on liquidation junior to the Series A Preferred Stock by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price, plus any dividends declared but unpaid thereon (the “Series A Liquidation Amount”). If upon any such Deemed Liquidation Event, liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock and any other series of Preferred Stock ranking on liquidation on a parity with the Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1.3, the holders of shares of Series A Preferred Stock and any other series of Preferred Stock ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Distribution of Remaining Assets. Shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be “participating” stock. Accordingly, in the event of any Deemed Liquidation Event (as hereinafter defined) or any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and any other series of Preferred Stock of the Corporation ranking on liquidation senior to any class of Common Stock,

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the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of each class of Common Stock (including Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock convertible into Common Stock), pro rata on an as-converted basis based on the number of shares held by each such holder.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a class, on an as-converted basis elect otherwise by written notice sent to the Corporation at least three (3) days prior to the effective date of any such event:

(a) a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any merger or consolidation solely between the Corporation and a wholly-owned subsidiary or parent of the Corporation, and any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.3.1, all shares of any class of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of each class of Common Stock are converted or exchanged);

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation; or

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(c) the sale of outstanding shares of the capital stock of the Corporation representing at least fifty percent (50%) of the aggregate number of shares then outstanding or of at least fifty percent (50%) of the voting power of the aggregate number of shares of then outstanding capital stock, other than (i) in a QPO (as hereinafter defined) and (ii) pursuant to that certain Series C Preferred Stock and Warrant Purchase Agreement by and among the Company and the Purchasers set forth on Exhibit A thereto, dated on or about the Filing Date (as the same may be amended from time to time, the “Purchase Agreement”).

2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) above unless the agreement or plan of merger, consolidation or sale for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 above.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 30th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) unless the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a class, on an as-converted basis (including the holders of at least a majority of the then outstanding shares of Series B Preferred Stock and Series A Preferred Stock, voting together as a class, on an as-converted basis), so request in a written instrument delivered to the Corporation not later than 60 days after such Deemed Liquidation Event not to proceed with such redemption, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event and the proceeds of any contingent consideration when, as and if received (net in all cases of any retained liabilities associated with the assets sold, as determined in good faith by the Board, including the affirmative vote of a majority of the Preferred Directors (as defined in Section 3.2)) (the “Net Proceeds”), to the extent legally available therefor, on the 90th day after such Deemed Liquidation Event (the “Redemption Date”), to redeem (A) first, all outstanding shares of Series C Preferred Stock at a price per share equal to the Series C Liquidation Amount, and then (B) all outstanding shares of Series B Preferred Stock at a price per share equal to the Series B Liquidation Amount, and then (C) all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Series C Preferred Stock and of any other series of Preferred Stock ranking on redemption on parity with the Series C Preferred Stock that is required to then be redeemed, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of Series C Preferred Stock and any such other series of Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares,

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and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The Corporation shall send written notice of the redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than forty (40) days prior to the Redemption Date. Each Redemption Notice shall state (w) the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice; (x) the Redemption Date and the Redemption Price; (y) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and (z) for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed. On or before the Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor. Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3 Amount Deemed Paid or Distributed. If the amount deemed paid or distributed under this Section 2 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(a) For securities not subject to investment letters or other similar restrictions on free marketability,

(i)	if traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-day period ending three days prior to the closing of such transaction;

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(ii)	if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(iii)	if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(b) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.

(c) Any property other than securities shall be valued at its fair market value as determined in good faith by the Board and, in the discretion of the Board, may be distributed pro rata in kind or liquidated by the Board with the proceeds distributed as provided herein.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible based on the then-applicable Conversion Price as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law, any voting agreement entered into between the holders of Common Stock or the holders of Preferred Stock, or by the other provisions of this Third Amended and Restated Certificate of Incorporation, the holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2 Election of Directors. The number of directors constituting the Board shall consist of up to eight (8) directors, except as approved in accordance with Subsection 3.3 of Part C of this Article Fourth. For so long as not less than fifty-one percent (51%) of the shares of Series C Preferred Stock issued on the Series C Original Issue Date are outstanding (as adjusted for stock splits, stock dividends and similar recapitalization events), the holders of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation (the “Series C Directors”). For so long as not less than fifty-one percent (51%) of the shares of Series A Preferred Stock issued on the first date of issuance of a share of Series A Preferred Stock are outstanding (as adjusted for stock splits, stock dividends and similar recapitalization events), the holders of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series A Director”). For so long as not less than fifty-one percent (51%) of the shares of Series B Preferred Stock issued on the first date of issuance of a share of Series B Preferred

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Stock are outstanding (as adjusted for stock splits, stock dividends and similar recapitalization events), the holders of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series B Directors” and together with the Series C Directors and the Series A Director, the “Preferred Directors”). The following individuals shall also serve as directors of the Corporation (a) the Chief Executive Officer of the Corporation (or, if no Chief Executive Officer is then serving, the most senior member of management as determined by the Board), and (b) Kevin M. Slawin, M.D. for as long as he either (x) continues to own, directly or indirectly, not less than five percent (5%) of the issued and outstanding shares of the Corporation’s Common Stock on a fully diluted basis, assuming the exercise of all outstanding and vested options, warrants and other rights to acquire shares of the Corporation’s Common Stock and Preferred Stock and assuming conversion of all outstanding shares of capital stock, notes or other instruments convertible into the Corporation’s Common Stock, whether registered in Kevin M. Slawin’s name or in the name of his immediate family members or by trusts, family partnerships or other entities owned or controlled by Kevin M. Slawin or owned by or established for the benefit of his immediate family members or (y) is engaged by the Company or its affiliates to provide employment or consulting services of any kind or nature (including, without limitation, serving as Chief Medical Officer or Chief Technology Officer). If at any time Kevin M. Slawin’s ownership falls below such level and he is no longer providing such services to the Company, he shall be deemed to have tendered to the Corporation his resignation as director to the Corporation. Any Preferred Director elected as provided above in this Subsection 3.2 may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. Any vacancy in the directorship held by Dr. Slawin shall be filled by a majority vote of stockholders voting together as a single class, on an as-converted basis. If the holders of shares entitled to vote pursuant to this Subsection 3.2 fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, then any directorship not so filled shall remain vacant until such time as the holders of the appropriate shares elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series.

3.3 Protective Provisions

3.3.1 Series A Preferred Stock and Series B Preferred Stock Protective Provisions. At any time when not less than an aggregate of 5,452,170 shares of Series A Preferred Stock and Series B Preferred Stock (the “Junior Preferred Stock”) remain outstanding (as adjusted for stock splits, stock dividends and similar recapitalization events), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following actions set forth in this Subsection 3.3.1 without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of each of the Series A Preferred Stock and the Series B Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be):

(a) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock and the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends, voting, redemption and other rights;

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(b) amend, alter or repeal any provision of the Third Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, rights, preferences, privileges or restrictions of the Junior Preferred Stock;

(c) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) repurchases of any class of Common Stock pursuant to written contractual restrictions in existence on the first date of issuance of a share of Series C Preferred Stock (the “Series C Original Issue Date”), (iii) repurchases of any class of Common Stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof pursuant to agreements approved by the Board, including the affirmative vote of a majority of the Series A Director and Series B Directors and (iv) payments of the Accrued Dividend on the Series B Preferred Stock;

(d) commence a voluntary bankruptcy, reorganization or insolvency proceeding; or

(e) increase or decrease the authorized number of directors constituting the Board.

3.3.2 Series C Preferred Stock Protective Provisions. At any time when not less than an aggregate of 2,018,349 shares of Series C Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends and similar recapitalization events), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following actions set forth in this Subsection 3.3.2 without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock voting together as a class on an as-converted basis, given in writing or by vote at a meeting, consenting or voting (as the case may be):

(a) amend, alter or repeal and of the powers, rights, preferences, privileges or restrictions of the Series C Preferred Stock;

(b) increase or decrease the authorized number of shares of Common Stock or Preferred Stock, including any class or series of Preferred Stock;

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(c) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends, voting, redemption and other rights;

(d) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) repurchases of any class of Common Stock pursuant to written contractual restrictions in existence on the Series C Original Issue Date, (iii) repurchases of any class of Common Stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof pursuant to agreements approved by the Board, including the affirmative vote of a majority of the Series C Directors and (iv) payments of the Accrued Dividend on the Series B Preferred Stock;

(e) liquidate, dissolve or wind-up the business and affairs of the Corporation;

(f) effect any Deemed Liquidation Event or otherwise sell, convey, dispose of or encumber all or substantially all of the Corporation’s property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary or parent of the Corporation) or effect any transaction in which more than fifty percent (50%) of the voting power of the Corporation is disposed of;

(g) increase or decrease the authorized number of directors constituting the Board;

(h) issue any of the Corporation’s equity securities to acquire all of the equity of another entity or all or substantially all of the assets of another entity if such issuance exceeds ten percent (10%) of the issued and outstanding shares of the Corporation’s Common Stock on a fully diluted basis, assuming the exercise of all outstanding and vested options, warrants and other rights to acquire shares of the Corporation’s Common Stock and Preferred Stock and assuming conversion of all outstanding shares of capital stock, notes or other instruments convertible into the Corporation’s Common Stock;

(i) amend, alter, waive or repeal any provision of this Third Amended and Restated Certificate of Incorporation or Bylaws of the Corporation;

(j) incur any indebtedness in excess of $1,000,000, other than trade credit incurred in the ordinary course of business; or

(k) adopt any equity incentive plan or similar equity compensation arrangement or change the number of shares reserved for issuance under any such existing plan or arrangement.

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3.3.3 Preferred Stock Protective Provisions. At any time when not less than an aggregate of 10,598,958 shares of Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends and similar recapitalization events), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following actions set forth in this Subsection 3.3.3 without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a class on an as-converted basis, given in writing or by vote at a meeting, consenting or voting (as the case may be):

(a) increase or decrease the authorized number of shares of Preferred Stock, including any class or series of Junior Preferred Stock;

(b) liquidate, dissolve or wind-up the business and affairs of the Corporation;

(c) effect any Deemed Liquidation Event or otherwise sell, convey, dispose of or encumber all or substantially all of the Corporation’s property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary or parent of the Corporation) or effect any transaction in which more than fifty percent (50%) of the voting power of the Corporation is disposed of;

(d) effect any transaction or series of related transactions in which the shares of capital stock of the Corporation outstanding immediately prior to such transaction or series of related transactions do not represent, immediately following such transaction or series of related transactions, at least a majority, by voting power, of the capital stock of the Corporation or the surviving or resulting entity (or if the surviving or resulting entity is a wholly-owned subsidiary of another entity immediately following such transaction or series of related transactions, the parent entity of such surviving or resulting entity);

(e) make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Corporation;

(f) make any loan or advance, or series of loans or advances, in excess (in the aggregate) of $5,000 to any person, including, any employee or director;

(g) guarantee any indebtedness except for trade accounts of the Corporation or any subsidiary arising in the ordinary course of business;

(h) make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of two years;

(i) incur any aggregate indebtedness in excess of $200,000 that is not already included in a budget approved by the Board, including a majority of the Preferred Directors, other than trade credit incurred in the ordinary course of business;

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(j) enter into any transaction with any director, officer or employee of the Corporation or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934) of any such person except transactions resulting in payments to or by the Corporation in an amount less than $60,000 per year, or transactions made in the ordinary course of business and pursuant to reasonable requirements of the Corporation’s business and upon fair and reasonable terms that are approved by the Board, including a majority of the Preferred Directors;

(k) change the principal business of the Corporation, enter into new lines of business, or exit the current line of business;

(l) sell, transfer, license, pledge or encumber technology or intellectual property owned or licensed by the Corporation, other than licenses granted in the ordinary course of business, unless in each case approved by the Board, including a majority of the Preferred Directors; or

(m) authorize or consent to any of the foregoing.

4. Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Series A Preferred Stock Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to the Series A Original Issue Price. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2 Series B Preferred Stock Conversion Ratio. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” shall initially be equal to the Series B Original Issue Price. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.3 Series C Preferred Stock Conversion Ratio. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such

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number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series C Original Issue Price by the Series C Conversion Price (as defined below) in effect at the time of conversion. The “Series C Conversion Price” shall initially be equal to the Series C Original Issue Price. Such initial Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. Each of the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price shall be referred to as a “Conversion Price.”

4.1.4 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent, including, without limitation, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale or liquidation of the Corporation, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The time of conversion (the “Conversion Time”) of such Preferred Stock shall (i) be the close of business on the date of receipt by the transfer agent (or

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by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice, or (ii) be, in the event that the conversion request is subject to a contingency described in a holder’s notice to the Corporation, as of the close of business on the date of the occurrence or lapse of such contingency, and, in each case or (i) or (ii), the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such applicable date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate(s) that were not converted into Common Stock, and cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and payment of any declared but unpaid dividends (other than Accrued Dividends) on the shares of Preferred Stock converted. At that time, all outstanding cumulated but unpaid Accrued Dividends due with respect to any Series B Preferred Stock surrendered for conversion shall be paid in cash or, if so elected in writing by the holder of such shares of Series B Preferred Stock, in Common Stock, at the Common Stock’s fair market value determined by the Board as of the date of such conversion.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock, if any; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Third Amended and Restated Certificate of Incorporation, which the holders of the Preferred Stock shall approve. Before taking any action which would cause an adjustment reducing the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the respective Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price, adjusted Series B Conversion Price or adjusted Series C Conversion Price, as the case may be.

4.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends accrued or declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock accordingly.

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4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price shall be made for any declared but unpaid dividends on the respective Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Series A Conversion Price, Series B Conversion Price and Series C Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Series A Original Issue Date” shall mean March 25, 2009.

(c) “Series B Original Issue Date” shall mean November 9, 2011.

(d) “Series C Original Issue Date” shall mean August 22, 2014.

(e) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for any class of Common Stock, but excluding Options.

(f) “Additional Shares of Common Stock” shall mean all shares of any class of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series C Original Issue Date, other than the following shares of any class of Common Stock, and shares of any class of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively “Exempted Securities”):

(i)	shares of any class of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

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(ii)	shares of any class of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8 below;

(iii)	shares of any class of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved and existing as of the Series C Original Issue Date or subsequently approved by the Board, including the affirmative vote of a majority of the Preferred Directors;

(iv)	shares of Common Stock issued or issuable to ARIAD Pharmaceuticals, Inc. or its nominee pursuant to Section 2.3 of the ARIAD Stock Purchase Agreement;

(v)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided that such Option or Convertible Security was either outstanding on the Series C Original Issue Date or subsequently was issued pursuant to a plan, agreement or arrangement approved in accordance with Subsection 4.4.1 (e)(iii), and in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(vi)	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, including a majority of the Preferred Directors;

(vii)	shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of

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another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board, including the a majority of the Preferred Directors; or

(viii)	shares of any class of Common Stock or Convertible Securities issued upon exercise of those certain warrants to purchase Preferred Stock issued by the Company pursuant to the Purchase Agreement.

(g) “ARIAD Stock Purchase Agreement” means the Stock Purchase Agreement between ARIAD Pharmaceuticals, Inc., ARIAD Gene Therapeutics, Inc. and the Corporation dated as of July 25, 2006.

4.4.2 No Adjustment of Series A Conversion Price, Series B Conversion Price or Series C Conversion Price.

(a) No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(b) No adjustment in the Series B Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(c) No adjustment in the Series C Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series C Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Series C Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of any class of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options

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or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to (i) the Series A Conversion Price pursuant to the terms of Subsection 4.4.4 below, (ii) the Series B Conversion Price pursuant to the terms of Subsection 4.4.5 below, or (iii) the Series C Conversion Price pursuant to the terms of Subsection 4.4.6 below, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of any class of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as the case may be, computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such respective Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the respective Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to (i) the Series A Conversion Price pursuant to the terms of Subsection 4.4.4 below, (ii) the Series B Conversion Price pursuant to the terms of Subsection 4.4.5 or (iii) the Series C Conversion Price pursuant to the terms of Subsection 4.4.6 (either because the consideration per share of the Additional Shares of Common Stock subject thereto was equal to or greater than the respective Conversion Price then in effect, or because such Option or Convertible Security was issued before the respective Original Issue Date), are revised after the Series A Original Issue Date, Series B Original Issue Date or Series C Original Issue Date, as the case may be, as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

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(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to (i) the Series A Conversion Price pursuant to the terms of Subsection 4.4.4 below, (ii) the Series B Conversion Price pursuant to the terms of Subsection 4.4.5 below or (iii) the Series C Conversion Price pursuant to the terms of Subsection 4.4.6 below, the respective Conversion Price shall be readjusted to such respective Conversion Price as would have obtained had such Option or, Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of any class of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of any class of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the respective Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to such issue, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Series A Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

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(b) “CP1” shall mean the Series A Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of each class of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of each class of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of each class of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1) and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Adjustment of Series B Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Series B Conversion Price in effect immediately prior to such issue, then the Series B Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 =CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Series B Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(b) “CP1” shall mean the Series B Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of each class of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of each class of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of each class of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

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(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction, including for purposes of this Subsection 4.4.5, any shares of Common Stock issued to ARIAD pursuant to Section 2.3 of the ARIAD Stock Purchase Agreement in such transaction.

4.4.6 Adjustment of Series C Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Series C Conversion Price in effect immediately prior to such issue, then the Series C Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 =CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Series C Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(b) “CP1” shall mean the Series C Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of each class of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of each class of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of each class of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction, including for purposes of this Subsection 4.4.6, any shares of Common Stock issued to ARIAD pursuant to Section 2.3 of the ARIAD Stock Purchase Agreement in such transaction.

4.4.7 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

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(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and (iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of any class of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

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4.4.8 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4.4.4, an adjustment to the Series B Conversion Price pursuant to the terms of Subsection 4.4.5 or an adjustment to the Series C Conversion Price pursuant to the terms of Subsection 4.4.6 above then, upon the final such issuance, the respective Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series C Original Issue Date effect a subdivision of any class of the outstanding Common Stock, each of the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price in effect immediately before that subdivision shall each be proportionately decreased so that the number of shares of each class of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of each class of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series C Original Issue Date combine the outstanding shares of any class of Common Stock, each of the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of such class of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of each class of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on any class of the Common Stock in additional shares of any class of Common Stock, then and in each such event each of the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the respective Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of such class of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)	the denominator of which shall be the total number of shares of such class of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of such class of Common Stock issuable in payment of such dividend or distribution.

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Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each of the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each of the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, simultaneously receive a dividend or other distribution of shares of any class of Common Stock in a number equal to the number of shares of such class of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into such class of Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of any class of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of any class of Common Stock in respect of outstanding shares of such class of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of such class of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into such class of Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which any class of the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of such class of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of such class of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

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4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the applicable series of Preferred Stock, a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the applicable series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the respective Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such Preferred Stock. Such request may not be made more than once annually unless an event has occurred which would cause the applicable Conversion Price then in effect to be adjusted.

4.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of any class of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of any class of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of such class of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of such class of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to such class of Preferred Stock and such class of Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

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5. Mandatory Conversion.

5.1 Trigger Event.

5.1.1 Qualifying Public Offering; Vote of Preferred Stock. A) Immediately prior to the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, on the NASDAQ Global Market, the NASDAQ Capital Market or the New York Stock Exchange, at a per share price of not less than $6.50 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date) and resulting in at least $50,000,000 of gross proceeds, prior to underwriting discounts, commissions and expenses, to the Corporation (a “QPO”); or B) upon the vote or written consent of a majority of each of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (the time of such closing or date of such vote is referred to herein as the “Mandatory Conversion Time”): (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the applicable Conversion Price then in effect immediately prior to the Mandatory Conversion Time and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. At the Mandatory Conversion Time, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the last sentence of this Subsection 5.2. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any accrued or declared but unpaid dividends on the shares of Preferred Stock converted. A mandatory conversion shall not be effective unless the payment of cash in lieu of a fractional share and all accrued and unpaid dividends have been paid in full.

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5.3 Effect of Mandatory Conversion. All shares of Preferred Stock shall, from and after the Mandatory Conversion Time, no longer be deemed to be outstanding and, notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares on or prior to such time, all rights with respect to such shares shall immediately cease and terminate at the Mandatory Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends accrued or declared but unpaid thereon. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6. Redemption. Except as provided in Section 2.3.2(b), the Preferred Stock of the Corporation shall not be redeemable.

7. Redeemed, Purchased or Otherwise Acquired Shares. Any shares of Preferred Stock which are redeemed, purchased or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

8. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock. Any of the rights, powers, preferences and other terms of the Series C Preferred Stock set forth herein may be waived on behalf of all holders of Series C Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock.

9. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, and subject to any additional vote required by the Third Amended Restated Certificate of Incorporation, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation (provided, that such adoption, amendment or repeal shall include the affirmative vote of a majority of the Preferred Directors).

SIXTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. For so long as the holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock are entitled to elect one or more directors of the Corporation pursuant to Section 3.2 of Part C of Article Fourth of this Third Amended and Restated Certificate of Incorporation, a quorum for any meeting of the Board shall require at least a majority of the Preferred Directors, then elected and serving.

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SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

EIGHTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

NINTH: The following indemnification provisions shall apply to the persons enumerated below.

1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

2. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

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3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4. Indemnification of Employees and Agents. The Corporation may, in the discretion of the Board, indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

5. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.

6. Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, the by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

7. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8. Insurance. The Board may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors,

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officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

*        *        *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Third Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Signature Page to Follow]

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IN WITNESS WHEREOF, Bellicum Pharmaceuticals, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its President and Chief Executive Officer on this 22nd day of August, 2014.

Bellicum Pharmaceuticals, Inc.

By:	/s/ Thomas J. Farrell
Name:	Thomas J. Farrell
Title:	President & Chief Executive Officer

Signature Page to Third Amended and Restated Certificate of Incorporation of Bellicum Pharmaceuticals, Inc.